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Exhibit 2.1

     STOCK PURCHASE AGREEMENT

Dated as of June 1, 2001,

by and among

CTN MEDIA GROUP, INC.

a Delaware corporation (the "Seller")

and

MPM ACQUISITION, INC.

a Delaware corporation (the "Purchaser")

and

ARMED FORCES COMMUNICATIONS, INC.

a New York corporation (the "Company")

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

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STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the    day of           , 2001, by and among MPM ACQUISITION, INC., a Delaware corporation (the "Purchaser"), and CTN MEDIA GROUP, INC., a Delaware corporation (the "Seller"), and, with respect to Section 6.3 and 4.14(b) hereof only, Armed Forces Communications, Inc., a New York corporation d/b/a Market Place Media (the "Company").

W I T N E S S E T H:

    WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock (the "Shares") of the Company; and

    WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, all of the Shares;

    WHEREAS, as a condition of the willingness of the Purchaser to enter into this Agreement, contemporaneously with the execution of this Agreement, each of U-C Holdings, LLC, a Delaware limited liability company ("U-C Holdings"), the holder of approximately 88.2% of the voting interests of the Seller and Willis Stein Partners, L.P., a Delaware limited partnership ("WSP") the managing member of UC Holdings has entered into a Voting Agreement with the Purchaser, dated as of the date hereof (the "Voting Agreement"), which provides, among other things, that U-C Holdings will vote in favor of the transactions contemplated by this Agreement; and

    WHEREAS, as a condition of the willingness of the Seller to enter into this Agreement, prior to the execution of this Agreement, Schroder Ventures US Fund L.P. 1 and Schroder Ventures U.S. Fund L.P. 2, the holders of approximately 85% of the outstanding equity interests of Purchaser, has entered into a guaranty with the Seller relating to the Purchaser's performance hereunder (the "Schroder Guaranty") .

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

    SECTION 1.1  Agreement to Purchase and Sell Shares.  Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase, on the Closing Date (as defined in Section 1.3 below), all of the Shares, free and clear of any security interest, pledge, lien, charge, adverse claim of ownership or use, preemptive or similar right or any restriction on ownership, use, voting, transfer or receipt of dividends, or any encumbrance of any kind (collectively, "Stock Encumbrances").

    SECTION 1.2  Purchase Price.

      (a) The aggregate purchase price payable by the Purchaser for the Shares and in consideration of the Seller entering into the agreement referred to in Section 5.2(h) (the "Purchase Price") shall be Twenty-Eight Million Dollars ($28,000,000.00), subject to the adjustments made, if any, pursuant to Sections 1.2(b) and 1.2(c) of this Agreement.

      (b) Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as set forth in this Section 1.2(b).

        (i) Preliminary Adjustment. Two business days prior to the Closing, the Company shall provide to the Purchaser an unaudited good faith estimate of the balance sheet of the Company, certified by the Chief Financial Officer of the Company and reviewed by the Seller, as of the end of business on the Closing Date (the "Estimated Closing Balance Sheet"). The Estimated Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), except as set forth on Schedule 2.7 attached hereto, and the Company's accounting principles in accordance therewith, each as in effect on December 31, 2000. The amount equal to the Working Capital (as defined in subsection (vi) below) reflected on the Estimated Closing Balance Sheet shall be the "Estimated Working Capital". If the Estimated Working Capital exceeds $1,743,000 (Working Capital as shown on the Pro Forma Balance Sheet (as defined in subsection (vi) below and calculated in accordance with this Section 1.2(b)(i)) the Purchase Price paid to the Seller at the Closing shall be increased by one-half of the amount of such excess, and if the Estimated Working Capital is less than $1,743,000, then the Purchase Price paid to the Seller at the Closing shall be reduced by one-half of the amount of such deficit.

        (ii) Closing Balance Sheet. Within 90 days following the Closing Date, the Seller's independent certified public accountants shall prepare, deliver and certify to the Purchaser a balance sheet of the Company, as of the end of business on the Closing Date (the "Closing Balance Sheet"), together with relevant working papers utilized in the creation thereof, provided that the Purchaser executes a customary accountant's indemnity agreement. The Purchaser and the Seller shall cooperate in preparing the Closing Balance Sheet, and the Seller and its accountants shall have reasonable access to the books, records and employees of the Company for the purposes of the foregoing. The Closing Balance Sheet shall be prepared in accordance with GAAP, except as set forth in Schedule 2.7 attached hereto, and the Company's accounting principles in accordance therewith, each as in effect on December 31, 2000. If the Purchaser disagrees with any items or amounts set forth in the Closing Balance Sheet, then the Purchaser may, on or prior to the 30th day following receipt thereof, deliver a notice to the Seller setting forth, in reasonable detail, each disputed item and the basis for its disagreement therewith, together with supporting calculations (the "Dispute Notice"). The Dispute Notice shall set forth the position of the Purchaser as to the proper Working Capital as of the end of business on the Closing Date (the "Closing Working Capital"). If no Dispute Notice is received by the Seller on or prior to such 30th day, the Closing Balance Sheet shall be deemed accepted by the Purchaser.

        (iii) The Accountant. If the Purchaser delivers a Dispute Notice, the Seller and the Purchaser will negotiate in good faith for 20 days in order to determine the actual Closing Working Capital of the Company. If, at the end of such 20 day period, the Seller and the Purchaser have not come to such a determination, they shall jointly and promptly retain the Los Angeles office of Arthur Andersen, LLP (the "Accountant"). The parties acknowledge that Arthur Andersen, LLP will not provide at the time of such retention, and shall not have provided in the three years prior thereto, services to the Seller, the Purchaser or the Company and if this acknowledgement is not true at the time of such retention, another nationally recognized accounting firm which meets such criteria shall be selected and retained by the Seller and the Purchaser and shall serve as the Accountant hereunder. The parties shall provide such information as is necessary and appropriate for the Accountant to determine the Closing Working Capital.

        (iv) The Accountant's Report. The Accountant shall, as promptly as practicable, and in no event later than 60 days following the date of its retention, deliver to the Seller and the Purchaser a report (the "Accountant's Report"), in which the Accountant shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Balance Sheet, together with supporting calculations. The Purchaser shall bear a percentage of the fees and expenses of the Accountant equal to the percentage determined by dividing (i) the aggregate amount of all the disputed items set forth in the Dispute Notice put before the Accountant and unsuccessfully disputed by the Purchaser by (ii) the total amount of all such disputed items. The Seller shall be responsible for the remainder of such fees and expenses of the Accountant. The Accountant's Report shall be final and binding on the parties hereto.

        (v) Final Adjustment. If the Closing Working Capital (whether pursuant to the deemed or expressed acceptance of the Closing Balance Sheet by the Purchaser, an agreement between the Seller and the Purchaser or the receipt by the parties of the Accountant's Report) is greater than the Estimated Working Capital, the Purchaser shall pay the Seller one-half of the difference between such amounts. If the Closing Working Capital is less than the Estimated Working Capital, the Seller shall pay to the Purchaser one-half of the difference between such amounts. If the Closing Working Capital is equal to the Estimated Working Capital, no further adjustment payments shall be made pursuant to this Section 1.2(b). Within two business days of the finalization of the Closing Working Capital (whether pursuant to the deemed or expressed acceptance of the Closing Balance Sheet by the Purchaser, an agreement between the Seller and the Purchaser or the receipt by the parties of the Accountant's Report), the party that is required to pay the other party (as determined pursuant to this subsection (v)) shall pay such other party by wire transfer of immediately available funds the amount as determined pursuant to this subsection (v).

        (vi) Definitions, etc. "Working Capital" means the total current assets less the total current liabilities of the Company (other than the current portion of long-term debt and any other Liens of the Company), provided that (i) any Combined Taxes shall be excluded, (ii) any Taxes (other than Combined Taxes) in respect of the Company for any taxable period ending on or prior to the Closing Date and any Straddle Period (as such term and the other capitalized terms in clause (i) or (ii) of this sentence are defined in Section 4.6(l)) shall be accrued and taken into account, (iii) if after the date hereof and prior to the Closing, there have been any adjustments made to the accounting treatment of the "ACM Accounts Payable" (as referred to in the Pro Forma Balance Sheet of the Company as of December 31, 2000 and set forth as Exhibit 1.2(b) hereof (the "Pro Forma Balance Sheet")), such change in accounting treatment will be applied to change not only Working Capital as of December 31, 2000 (as utilized in subsection (i) above) but also the Estimated Working Capital and the Closing Working Capital and (iv) Working Capital shall be determined without giving effect to the inclusion of the College Payables (as defined in Section 4.6(c)(i)) in income pursuant to Section 4.6(c)(i).

      (c) Additional Adjustments. In addition to the adjustments set forth in Section 1.2(b), the Purchase Price shall be reduced by the amount of all liens, charges, encumbrances, indebtedness for borrowed money, capital leases and debt related instruments (collectively, "Liens")of the Company outstanding as of the Closing, provided that any Lien shall not serve to reduce the Purchase Price if (i) either (x) the Seller fully and unconditionally assumes such Lien or (y) on the Closing Date the Seller causes such Lien to be paid in full and (ii) the Company is fully released, to the Purchaser's satisfaction, from such Lien.

    SECTION 1.3  Closing.  Subject to the terms and conditions hereof, the closing ("Closing") shall occur on such date (the "Closing Date") that is no later than two business days after the later of (a) the date that is 20 calendar days from the date the Company has mailed to its stockholders the Schedule 14C (the "Schedule 14C") pursuant to Regulation 14C ("Regulation 14C") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") describing this transaction and (b) the satisfaction or waiver of the other conditions set forth in Sections 5.1 and 5.2 (other than those that, by their nature, can only be satisfied on the Closing Date), or such other date as shall be mutually acceptable to the Purchaser and the Seller, provided that if the only such condition set forth in Section 5.2 that has not been satisfied or waived is the condition set forth in Section 5.2(e), the Purchaser agrees to waive such condition. As used in this Agreement, the term "business day" shall mean any day other than a Saturday or Sunday or a day on which banks in New York City are permitted or required to close. The Closing shall take place at such location specified by the Purchaser in New York, New York.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

    As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to, and covenants and agrees with, the Purchaser as set forth below.

    SECTION 2.1  Incorporation and Qualification of the Company and the Seller.

      (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate power and authority, together with all material governmental licenses, authorizations, consents and approvals, required to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on its business. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not materially and adversely affect the Company. All jurisdictions in which the Company is qualified as a foreign corporation are set forth on Schedule 2.1 attached.

      (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions where its business, or the character of the properties owned, leased or operated by it, makes such qualification or licensing necessary, except where such failure to be so qualified individually or in the aggregate, would not materially and adversely affect, or would not be reasonably likely to delay or impair, the Closing. The Seller has the corporate power and authority to execute and deliver this Agreement to perform fully its obligations hereunder and to consummate the transactions contemplated hereby.

    SECTION 2.2  Capital Stock of the Company.

      (a) The authorized capital stock of the Company consists of 200 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of common stock of the Company (comprising all of the Shares) are owned by the Seller. Each outstanding Share has been duly authorized and validly issued, and is fully paid and non-assessable. There are no outstanding (i) shares of capital stock or other voting securities of the Company other than those owned by the Seller, as set forth above, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options (including employee stock options), warrants or rights of conversion or other rights, agreements, arrangements or commitments, obligating, or which may obligate, the Company to sell or issue any additional shares of the Company's capital stock, (iv) obligations of the Company to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (v) preemptive or similar rights with respect to the capital stock or voting securities of the Company or (vi) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.

      (b) As of the date hereof, the Shares are subject to a first priority lien of Canadian Imperial Bank of Commerce. On the Closing Date the Seller will have, good, valid and marketable title to the Shares, free and clear of any Stock Encumbrances (as defined below). The Seller now has, and on the Closing Date will have, the legal right and power, and all consents, approvals and authorizations required by law, to enter into this Agreement and to sell, transfer and deliver the

  Shares in the manner provided in this Agreement, and no such action will contravene any provision of applicable law or any agreement or other instrument binding upon the Seller or any writ, order or injunction of any court or other governmental body. Upon Closing, the Seller shall transfer to Purchaser all right, title and interest in and to the Shares, free and clear of any Stock Encumbrances (as such term is defined in Section 1.1).

    SECTION 2.3  Subsidiaries and Other Business Entities.  There are no corporations, partnerships, joint ventures or other business entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right, contingent or otherwise, to acquire the same.

    SECTION 2.4  Authority; Enforceability.

      (a) The Seller has all corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of this Agreement and each other certificate, agreement, document and instrument to be delivered by the Seller in connection with the transactions contemplated by this Agreement (collectively, the "Seller's Ancillary Documents") have been duly authorized by all requisite corporate action of the Seller, including without limitation, the requisite consent of its stockholders under the DGCL and the Seller's Certificate of Incorporation. Each of this Agreement and each Seller's Ancillary Document has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the effect, if any, of general principles of equity.

      (b) The Company is not a guarantor or otherwise liable for the debts or obligations of any other Person (as such term is defined in Section 2.9 hereof).

    SECTION 2.5  Consents; No Conflicts.  Except as set forth on Schedule 2.5 attached, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not:

      (a) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of the Seller or the Company;

      (b) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any foreign federal, state or local governmental authority, body, agency official, regulatory or administrative agency, body or official, or governmental commission, court, tribunal, body, or agency (singularly and collectively, a "Governmental Authority") applicable to the Seller, the Company or their respective businesses, except, with respect to the Seller only, where such conflict or violation would not materially and adversely affect the Seller's ability to consummate the transactions contemplated hereby in a timely manner and in accordance with the terms of this Agreement;

      (c) conflict with, result in any breach of, constitute a material default under (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default under), or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any encumbrance of any kind (collectively, an "Encumbrance") on the Seller, the Company, their respective assets or the Shares pursuant to any License (as such term is defined in Section 2.18), agreement, contract or other instrument, to which the Company is a party or by which any of its assets or properties or the Shares are bound or affected.

    SECTION 2.6  Corporate Records of the Company.  The stock records and minute books of the Company heretofore furnished to Purchaser by the Seller correctly show the total number of shares of its capital stock issued and outstanding and all corporate action taken by the directors of the Company and by the Seller, as the sole shareholder of the Company (including action taken by consent without a meeting), and contain true, correct and complete copies or originals of the Company's certificate of incorporation and bylaws and all amendments thereto.

    SECTION 2.7  Financial Statements; Limitations.

    The Seller has previously delivered to Purchaser copies of financial statements of the Company (the "Financial Statements") consisting of (i) audited balance sheets of the Company for the twelve month periods ending December 31, 1998, December 31, 1999 and December 31, 2000 (the "Fiscal Year-End Balance Sheets"), and an unaudited balance sheet (the "Interim Balance Sheet") as of April 30, 2001 (the "Interim Balance Sheet Date"), and (ii) audited (with respect to periods ending on December 31) and unaudited (with respect to the period ending on the Interim Balance Sheet Date) related statements of income and retained earnings and cash flows of the Company for the periods then ended. The Financial Statements and notes present fairly in all respects the financial condition of the Company (as to the balance sheets), the results of operation for the periods then ended, the changes in stockholders' equity and the cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in Schedule 2.7 attached hereto. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

    SECTION 2.8  Absence of Certain Changes, Events and Conditions.

      (a) Since December 31, 2000, there has not been any material adverse change in the condition (financial or otherwise) of the business or the liabilities, assets, operations, results of operations, prospects or conditions (financial or other) of the Company.

      (b) Except as disclosed on Schedule 2.8 hereto, since December 31, 2000, the Company has operated its business in the ordinary course consistent with past practice and the Company has not:

        (i) permitted or allowed any of its assets to be mortgaged, pledged or subjected to any Encumbrance, other than immaterial Encumbrances incurred in the ordinary course of business consistent with past practice;

        (ii) written down, or failed to write down, or written up the value of any of its inventory or assets;

        (iii) amended, terminated, cancelled or compromised any claims or waived any other rights, or sold, transferred or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of inventory in the ordinary course of business;

        (iv) disposed of or permitted to lapse any patent, trademark, assumed name, service mark, trade name or copyright application, registration or license to its business, or under which the Company has any right or license;

        (v) granted any increase in the compensation of the employees of the Company, including, without limitation, any such increase pursuant to any Employee Benefit Plan (as defined in Section 2.14 below), or established or increased or promised to increase any benefits under any such Employee Benefit Plan;

        (vi) made any material changes in the customary methods of operation of its business, including practices and policies relating to franchising, purchasing, marketing or selling;

        (vii) declared, made, set aside or paid any dividends or other distributions (whether in cash, securities or other property) to the Seller with respect to the Company's capital stock, or redeemed any of its securities;

        (viii) incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness;

        (ix) issued or sold any of its stock, notes, bonds or other securities (including treasury shares), or any option, warrant or other rights to purchase the same;

        (x) sustained any damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;

        (xi) entered into any transaction, commitment, contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or the relinquishment of any contract or other right, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

        (xii) (1) granted any severance or termination pay to any director, officer or employee of the Company, (2) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, consultant or employee of the Company, (3) increased benefits payable under any existing severance or termination pay policies or employment or consulting agreements, or (4) increased compensation, bonus or other benefits payable to directors, officers, consultants or employees of the Company;

        (xiii) granted any option to purchase, or other right to acquire, capital stock or any security or other instrument convertible into capital stock of any class of the Company to any Person (as defined below);

        (xiv) changed any method of accounting or accounting practice (including in each case tax accounting), except for any such change required by reason of a concurrent change in accordance with generally accepted accounting principles and notice of which has been given to the Purchaser;

        (xv) entered into, extended, amended or terminated any Material Contract (as defined in Section 2.13 below), material agreement (other than agreements relating to purchases of inventory in the ordinary course of business consistent with past practice), lease, franchise, permit or license or any material term of any outstanding security of the Company;

        (xvi) made any amendment to its certificate of incorporation or bylaws except such as may be necessary to comply with the terms of this Agreement;

        (xvii) gained knowledge of any labor dispute or pending labor negotiation, or, to the knowledge of the Company and the Seller, any event that is expected to cause or to give rise to any such labor dispute or negotiation, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees, to the knowledge of the Company and the Seller, are not currently, and were not at the Interim Balance Sheet Date, members of any labor union or subject to a collective bargaining agreement, or any lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees;

        (xviii) made any loan, advance or capital contributions to or investment in any Person, except in the ordinary course of business consistent with past practice; or

        (xix) agreed or committed, whether in writing or otherwise, to take any of the actions specified in this Section 2.8(b).

    As used in this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    SECTION 2.9  Accounts Receivable.  The accounts receivable have not been recorded in excess of their net realizable value on the Interim Balance Sheet. Attached hereto as Schedule 2.9 is a list and aging of all accounts receivable of the Company. Except as set forth on Schedule 2.9 hereto, all accounts receivable set forth on the Interim Balance Sheet or incurred thereafter, up to the Closing Date, (i) are and shall be valid obligations of the respective makers thereof, (ii) have and shall have arisen in the ordinary course, (iii) are and shall be fully collectible in the ordinary course of the Company's business, subject to the reserve for doubtful accounts as set forth on the Interim Balance Sheet, and (iv) subject to the reserve for doubtful accounts set forth on the Interim Balance Sheet, to the knowledge of the Company and the Seller, need not be written off as uncollectible.

    SECTION 2.10  Inventory.  The Company is a provider of services, and therefore maintains no inventory.

    SECTION 2.11  Intellectual Property.

      (a) Schedule 2.11(a) lists any trademark service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property (including, without limitation, any such right in computer software) used in the conduct of the Company's business (collectively, the "Intellectual Property"). Except as disclosed on Schedule 2.11(a), the Company owns all such Intellectual Property subject only to the license rights described on such Schedule. The consummation of the transactions contemplated hereby will not alter or impair the Company's rights to own and use the Intellectual Property. Except as disclosed on Schedule 2.11(a), no claims have been asserted, no claims are pending, and, to the knowledge of the Company and the Seller, no claims have been threatened by any Person relating to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state, federal or foreign registration of the Intellectual Property. Listed on Schedule 2.11(a) are the state and federal registrations and the pending applications, both domestic and foreign, owned by the Company. The Intellectual Property of the Company is sufficient for the conduct of the business of the Company as currently conducted, including, without limitation, with respect to the ability of the Company's computer software to adapt to the advent of the Year 2000.

      (b) Except as listed on Schedule 2.11(b), (i) the Company has not been a defendant in, and has not received a written charge in connection with, any dispute, claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks, or copyrights; (ii) there is no other dispute, claim or infringement by the Company or, to the knowledge of the Company and the Seller, any continuing infringement by any other Person of any Intellectual Property of the Company; and (iii) no Intellectual Property of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright, other than those agreements entered into in the ordinary course of business, all of which are listed on Schedule 2.11(b).

      (c) All of the Company's employees have executed an agreement with the Company relating to its Intellectual Property, substantially in the form attached to Schedule 2.11(c) (collectively, the "Intellectual Property Agreements").

    SECTION 2.12  Tangible Personal Property.  Schedule 2.12 describes by category the machinery, equipment, tools, parts, supplies, furniture, fixtures, personalty, automobiles and other tangible personal property (the "Tangible Personal Property") used in the Company's business as of the Interim Balance Sheet Date. The Tangible Personal Property is in good operating condition and repair, normal wear and tear excepted. Except as set forth on Schedule 2.12, the Company has good and indefeasible title to and owns the Tangible Personal Property free and clear of all Encumbrances or similar rights of third parties. The Tangible Personal Property of the Company is being maintained at normal and customary levels adequate for the conduct of the business of the Company as currently conducted and includes all Tangible Personal Property and assets applicable to or used in connection with the business of the Company, as being conducted on the Closing Date.

    SECTION 2.13  Material Contracts.

      (a) Other than as set forth on Schedule 2.13, the Company is not a party to any of the following contracts, agreements, or obligations (the "Material Contracts"):

        (i)  any store, warehouse, office and other real property leases other than those referenced in Section 2.27 below;

        (ii) any broker, distributor, dealer, sales, agency, promotion, market research, marketing consulting or advertising contracts;

        (iii) any contracts for the purchase or sale of raw materials, commodities, goods, merchandise, supplies, other materials or personal property with any supplier or purchaser or for the furnishing of services to or by the Company or otherwise related to its business that provide for annual payments in excess of $10,000;

        (iv) any written, or to the Company's or Seller's knowledge, oral contracts of employment or employee compensation, any contracts with independent contractors or consultants, and any management contracts;

        (v) any contracts which contain warranties that survive final payment under the contract;

        (vi) any indentures, mortgages, notes, loan or credit agreements, assumption agreements, assignments of rents, or any other contract relating in any way to indebtedness for borrowed money, whether secured or unsecured, including but not limited to indebtedness by way of lease or installment purchase arrangement, guarantee, indemnity, keep-well or similar agreement, arrangement or undertaking on which others rely in extending credit, or otherwise, or any conditional sales contract, chattel and purchase money mortgage or other security arrangement with respect to any equipment, personal or other property of fixtures;

        (vii) any contracts between the Company and the Seller or any entity in which the Seller has a direct or indirect financial or ownership interest;

        (viii) any contracts with any Governmental Authority or any department, agency or division thereof, to which the Company is a party (other than such contracts that are covered by the representation and warranty in Section 2.13(a)(iii));

        (ix) any contract or commitment for capital expenditures or the acquisition of fixed assets providing for payments in excess of $10,000 singly and $25,000 in the aggregate;

        (x) any contract relating to the rental or use of equipment, other personal property or fixtures, involving payment of fixed or contingent annual rentals or sums in excess of $10,000;

        (xi) any contract, order or decree that substantially limits the freedom of the Company to compete in any line of business or with any Person or in any area or to use or disclose any information in its possession, and which would so limit the freedom of the Company after the Closing Date;

        (xii) any contract or commitment not made in the ordinary course of business;

        (xiii) any partnership, joint venture or other similar contract arrangement or agreement;

        (xiv) any other contract (A) which is not cancelable on ninety (90) days' or less notice without any penalty or other financial obligation or (B) if not so cancelable involves annual aggregate payments of $10,000 or more;

        (xv) any agreement with the owners of the Company preceding the Seller's ownership; or

        (xvi) any franchise, development, license, territorial and similar contracts and commitments of the Company ("Franchise Documents") relating to the franchising of the business of the Company. In the granting of the franchises under the Franchise Documents, the Company has complied with all state and federal franchise, business opportunity and similar laws and regulations governing the franchise and license of the business of the Company.

      (b) The Seller has made available to Purchaser copies of each of the Material Contracts and any amendments thereto. Except as disclosed on Schedule 2.13(b), (i) the Company is not in default under or in breach of any of the terms, conditions or warranties, express or implied, any of the Material Contracts; (ii) no condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default, or breach by the Company or, to the knowledge of the Seller, any counterparty thereto of any of the terms, conditions or warranties, express or implied, of any of the Material Contracts; (iii) to the Company's and the Seller's knowledge, no counterparty to any Material Contract is in default or breach thereunder; (iv) assuming the due authorization, execution and delivery by the counterparties thereto, and the absence of default or breach by such counterparties, all Material Contracts are valid and binding legal obligations of the Company, in full force and effect and enforceable against the Company in accordance with their terms, except that the enforceability of such contracts and agreements may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance); and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will (x) require the consent of any Person pursuant to, (y) require the payment of any fees or similar payments by or on behalf of the Company in respect of or (z) will result in the termination or impairment of, any such Material Contract.

    SECTION 2.14  Employee Benefit Plans.

      (a) Schedule 2.14(a) attached sets forth a list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, was maintained since December 31, 1975, or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of the Company or any other persons performing services for the Company, (ii) former directors or employees of the Company or any other persons formerly performing services for the Company, or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Company Employees") or with respect to which the Company or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), as employees of a single employer which includes the Company) has or has had an obligation on behalf of any Company Employee. Except as disclosed on Schedule 2.14(a) attached, there are no other benefits to which any Company Employee is entitled or for which the Company has any obligation.

      (b) The Seller has caused the Company to deliver to Purchaser, with respect to each Employee Benefit Plan true and complete copies of (i) the documents embodying and relating to the plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan and any related trust, (iii) actuarial valuation reports and financial statements for the last three years, and (iv) each communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Authority including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

      (c) The Company has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), or (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

      (d) The Company is not liable for, and neither the Company nor Purchaser will be liable for, any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan maintained, sponsored or contributed to by an ERISA Affiliate (if a like definition of Employee Benefit Plan were applicable to the ERISA Affiliate in the same manner as it applies to the Company), including, without limitation, withdrawal liability arising under Title IV, Subtitle E, Part 1, of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA.

      (e) The Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule 2.14(e) attached lists the name of each Company Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 2.14(e) also lists the name of each Company Employee who is on a leave of absence (whether or not pursuant to the Family and

  Medical Leave Act of 1993, as amended ("FAMLA")) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FAMLA, COBRA or otherwise.

      (f)  With respect to each Employee Benefit Plan and except as otherwise set forth on Schedule 2.14(f) attached:

        (i)  each Employee Benefit Plan which is described in Section 3(2) of ERISA qualifies under Section 401(a) of the Code and has received a determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

        (ii) all payments required pursuant to the Employee Benefit Plan, any collective bargaining agreement or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods through the date hereof have been made;

        (iii) there are no violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with the DOL, the IRS, the PBGC or any other Governmental Authority, or any of the assets of the Employee Benefit Plan or any related trust;

        (iv) no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, the Company or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust;

        (v) all amendments required to bring the Employee Benefit Plan into conformity with applicable law, including, without limitation, ERISA and the Code, have been timely adopted;

        (vi) any bonding required with respect to the Employee Benefit Plan in accordance with the applicable provisions of ERISA has been obtained and is in full force and effect;

        (vii) the Employee Benefit Plan complies with and has been maintained and operated in accordance with its respective terms and the terms and the provisions of applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder);

        (viii) no "prohibited transaction" (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is expected to occur with respect to the Employee Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which has subjected or could subject the Company, any ERISA Affiliate or Purchaser or any officer, director or employee of the Company, any ERISA Affiliate, Purchaser or the Employee Benefit Plan trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code or any other liability with respect thereto;

        (ix) the Employee Benefit Plan is not under audit or investigation by the IRS or the DOL or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty;

        (x) if the Employee Benefit Plan purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code, the Employee Benefit Plan satisfies the requirements of said Section(s);

        (xi) the Employee Benefit Plan may be unilaterally amended or terminated on no more than 90 days notice;

        (xii) if the Employee Benefit Plan purports to be a voluntary employee beneficiary association ("VEBA"), a request for a determination letter for the VEBA has been submitted to and approved by the IRS that the VEBA is exempt from federal income tax under Section 501(c)(9) of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any tax, interest or penalty with respect thereto;

        (xiii) the Employee Benefit Plan has not been terminated under circumstances which would result in liability to the PBGC;

        (xiv) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred; and

        (xv) if the Employee Benefit Plan is subject to Title IV of ERISA, no proceeding has been or is expected to be initiated to terminate the plan.

      (g) The Company is not subject to any liens, or excise or other taxes under ERISA, the Code or other applicable law relating to any Employee Benefit Plan; has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; has not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; and has not ceased making contributions to any Employee Benefit Plan subject to 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions at any time during the six (6) years prior to the date hereof.

      (h) With respect to each Employee Benefit Plan that is subject to Part 3 of Title I of ERISA, Title IV of ERISA and/or Section 412 or the Code but is not a "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code) (a "DB Plan"):

        (i)  the present value of all vested and unvested "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) determined (A) based on actuarial assumptions used for funding purposes as set forth in the most recent actuarial report; (B) as required by the PBGC if the DB Plan were terminated; and (C) as set forth in Financial Accounting Standards Board SFAS No. 87 using the methodology to calculate the DB Plan's accrued benefit obligation, do not exceed the current fair market value of the assets of the DB Plan;

        (ii) No amendments or other modifications to such DB Plan or its actuarial assumptions have been adopted since the date of such DB Plan's most recent actuarial report;

        (iii) no "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to the DB Plan, whether or not waived, and the DB Plan complies with all funding requirements of the Code and ERISA; and

        (iv) no excise or other taxes, interest or other charges have been incurred or are due and owing with respect to the DB Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

      (i)  In the case of any Employee Benefit Plan that is a Multiemployer Plan, the Company has no withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA as a result of either a "complete withdrawal" (as defined in Section 4203 of ERISA) or a "partial withdrawal" (as defined in Section 4205 of ERISA) by the Company from such Employee Benefit Plan occurring on or prior to the date hereof.

      (j)  The consummation of the transactions contemplated by this Agreement will not give rise to any liability for any employee benefits, including, without limitation, liability for severance pay,

  unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee.

      (k) No amounts payable under any Employee Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

      (l)  Except as set forth in Schedule 2.14(e) attached, no Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any Employee Benefit Plan qualified under Section 401(a) of the Code) to any Company Employee who, at the time the benefit is to be provided, is a former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such person), or any other Company Employee, nor have any representations, agreements, covenants or commitments been made to provide such benefits.

      (m) Since September 1, 1999 and through the Closing Date, except as set forth on Schedule 2.14(m), neither the Company nor any ERISA Affiliate has, nor will it, (i) institute or agree to institute any new employee benefit plan or practice, (ii) make or agree to make any change in any Employee Benefit Plan. Since December 31, 2000 and through the Closing Date, except as set forth on Schedule 2.14(m), neither the Company nor any ERISA Affiliate has, except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Employee Benefit Plans (i) made or agreed to make any increase in the compensation payable or to become payable by the Company or any ERISA Affiliate to any Company Employee or (ii) paid or accrued or agreed to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Company Employee.

      (n) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing shall be reflected as a liability on the Interim Balance Sheet, including, without limitation (i) any portion of the matching contribution required with respect to the Company's 401(k) Plan for the plan year ending after the Closing which is attributable to elective contributions made by participants in such plan prior to the Closing and assuming that all participants are employed by the Company as of the end of such plan year, and (ii) an amount equal to a pro rata portion of the quarterly contribution requirement with respect to any DB Plan for the quarter beginning immediately prior to the Closing, based on the number of days that will have elapsed from such date through the Closing.

      (o) Nothing contained in this Agreement shall be construed to affect or limit any right Purchaser, the Company or any of their respective affiliates may have after the Closing with respect to the terms and conditions of employment of any Company Employees (including but not limited to provision of employee benefits different from those provided through the Employee Benefit Plans) or to terminate the employment of any Company Employee at any time or to modify the benefits currently provided to Company Employees through any Employee Benefit Plan.

    SECTION 2.15  Labor and Immigration Matters.

      (a) Except as set forth on Schedule 2.15(a), (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company; (ii) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract to which it is a party and has not received written notice of any outstanding grievances (nor, to the knowledge of the Company and the Seller, is there any basis therefor) against the Company under any such agreement or contract; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor

  Relations Board or any other Governmental Authority (nor, to the knowledge of the Company and the Seller, is there any basis therefor); (iv) to the knowledge of the Company and the Seller, there have been no efforts by any union, or local thereof, to seek to represent, at any location where they do not currently represent such employees, employees of the Company within the last five years; (v) there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company; and (vi) neither the Company nor the Seller has any knowledge of any supplier of the Company that is involved in or threatened with or affected by any labor dispute or other proceeding or order.

      (b) With respect to all employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of the Company for whom compliance with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder ("IRCA") by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, the Company has complied with respect to the completion, maintenance and other documentary requirements of Form I-9 (Employment Eligibility Verification Form) for all current and former employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization. The employees of the Company are all citizens of the United States of America or permanent residents of the United States of America. The Company has only employed individuals authorized to work in the United States The Company has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA within the last three years.

    SECTION 2.16  Taxes.

      (a) Certain capitalized terms used in this Section 2.16 and not defined herein are defined in section 4.6(l).

      (b) Except as set forth in Schedule 2.16(b) attached, (i) all Tax Returns required to be filed by (or on behalf of) the Company on or prior to the Closing Date have (or by the Closing Date will have) been duly and timely filed in accordance with all applicable laws; (ii) all such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes required to be paid by (or on behalf of) the Company on or prior to the Closing Date have (or by the Closing Date will have) been duly and timely paid in accordance with all applicable laws; (iv) all Taxes required to be withheld by (or on behalf of) the Company on or prior to the Closing Date have (or by the Closing Date will have) been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the proper taxing authority or properly set aside in accounts for such purpose and, to the extent due on or prior to the Closing Date, will be duly and timely paid to the proper taxing authority and (v) the accruals and reserves for Taxes reflected on the Financial Statements (excluding any provision for deferred income taxes) are or will be adequate to cover all material Tax liabilities, contingent or otherwise as of the dates of such Financial Statements.

      (c) Except as set forth in Schedule 2.16(c) attached, (i) the time for filing any Tax Return required to be filed by (or on behalf of) the Company has not been extended to a date after the date hereof; (ii) no agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes payable by the Company, and no written power of attorney with respect to any such Taxes has been filed or entered into with any taxing authority; and (iii) there are no requests currently in effect for rulings or determinations in respect of any Tax payable by the Company with any taxing authority.

      (d) Except as set forth in Schedule 2.16(d) attached, neither the Company nor the Seller has received written notification that any Taxes payable by the Company are currently under audit, examination or investigation by any taxing authority, and to the knowledge of the Seller and the Company, no such audit, examination or investigation is pending.

      (e) Except as set forth in Schedule 2.16(e) attached, (i) no taxing authority has asserted or raised (or threatened to assert or raise) in writing any deficiency, claim or issue concerning any liability for Taxes payable by the Company, and (ii) to the knowledge of the Seller and the Company, no circumstances exist to form the basis for asserting or raising such deficiency, claim or issue.

      (f)  Except as set forth in Schedule 2.16(f) attached, the Company (i) is not a party to or bound by, and has no obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement, (ii) is not and has not been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) would not be held liable for Taxes of any Person (other than the Seller and its Affiliates) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee or successor and (iv) has not received or applied for a Tax ruling and has not entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

      (g) The Purchaser will not be required to deduct or withhold any consideration or amount paid to the Seller pursuant to Section 1445(a) of the Code in connection with the transaction contemplated by this Agreement.

      (h) Schedule 2.16(h) attached contains a list of states, territories and jurisdictions in which an income, franchise, sales, use, employment or payroll tax return with respect to the Company was filed for the past three years.

      (i)  True, correct and complete copies of all material income (in the case of Combined Taxes, the pro forma income), franchise, sales, use, employment and payroll tax returns and forms filed by or with respect to the Company for the past three years have been furnished to the Purchaser.

      (j)  Except as set forth in Schedule 2.16(j) attached, there are no outstanding adjustments for Tax purposes applicable to the Company as a result of changes in methods of accounting.

      (k) The Company will not, as a result of the transaction contemplated by this Agreement, make or become obligated to make any "parachute payment" as defined in section 280(G) of the Code.

      (l)  None of the assets of the Company are subject to Tax liens (other than liens for Taxes which are not yet due and payable).

      (m) Since September 1, 1999, the Company has been a member of an affiliated group within the meaning of Section 1504(a) of the Code, of which the Seller is the common parent.

    SECTION 2.17  Litigation and Claims.

      (a) Except as set forth on Schedule 2.17(a) attached, there are no claims, actions, suits, arbitrations, inquiries, audits, proceedings or investigations (or, to the knowledge of the Company or the Seller, any basis therefor) by or against the Company or any of its assets or properties pending before any Governmental Authority or, to the knowledge of the Company or the Seller, threatened to be brought against the Company by or before any Governmental Authority.

      (b) Except as set forth on Schedule 2.17(b) attached, during the past five years there have been no claims, actions, suits, arbitrations, inquiries, audits, proceedings or investigations (or, to the knowledge of the Company or the Seller, any basis therefor) by or against the Company or any of its assets or properties for which the Company or the Seller has received notice with respect to products manufactured, shipped or sold by the Company or its agents or services provided by the Company.

    SECTION 2.18  Licenses.  Except as disclosed on Schedule 2.18 attached, the Company is now and at the Closing will be the holder of all licenses, authorizations, permits and certificates (the "Licenses") required by any Governmental Authority to conduct the Company's businesses, and all of the Licenses are now and at the Closing will be in full force and effect.

    SECTION 2.19  Compliance with Laws.  Except as disclosed on Schedule 2.19 attached, the Company is not in violation of, and has not violated, any applicable Federal, state, local or foreign or other law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to the Company (including, but not limited to, any law, regulation, order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, environmental protection, product safety and liability or civil rights); and the Company is not now charged with, and to the knowledge of the Company or the Seller, is not now under investigation with respect to any possible violation of any applicable law, regulation, order or requirement relating to any of the foregoing in connection with the business of the Company, and the Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority on or before the date hereof.

    SECTION 2.20  Insurance.  Schedule 2.20 attached contains a list and description of all policies of insurance existing or previously in existence during the past five years and fidelity bonds relating to the assets of the Company or the business or employees of the Company (except for any such policies maintained to provide benefits to employees under a benefit plan or arrangement described in Section 2.14 hereof), together with the annual premiums payable with respect therefor. Such policies and bonds are in full force and effect, and shall be in full force and effect on the Closing Date. All premiums thereon have been paid and the Company has not received any notice of cancellation with respect thereto. Except as disclosed on Schedule 2.20 attached, there are no claims pending under any of said policies or bonds or disputes with underwriters. There are no pending or, to the knowledge of the Company and the Seller, threatened terminations of, or premium increases with respect to, any of such policies and bonds and the Company is in compliance with all conditions contained therein. The Company has provided to Purchaser copies of each insurance policy.

    SECTION 2.21  Bank Accounts.  Schedule 2.21 attached lists all of the (a) names of each bank, savings and loan, or other financial institution in which the Company has an account, including cash contribution accounts, and the account numbers and names of all persons authorized to draw thereon or having access thereto and (b) locations of all lock boxes and safe deposit boxes of the Company and the names of all persons authorized to draw thereon or having access thereto.

    SECTION 2.22  Brokers.  Except for Huntington Securities, Inc., whose fees and expenses are the sole responsibility of the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated under this Agreement based upon arrangements made by or on behalf of the Company or the Seller.

    SECTION 2.23  Governmental Authorization.  The execution, delivery and performance by the Seller of this Agreement requires no action by or in respect of, or filing with, any Governmental Authority.

    SECTION 2.24  Amounts Owing.  The amount of debt or other forms of accounts, loans or advances owed to the Company by the Seller or any of its Affiliates (other than the Company) (the "Intercompany Debt") on the date hereof is set forth on Schedule 2.24.

    SECTION 2.25  Employees and Consultants.  Schedule 2.25 lists all of the Company's officers, directors, employees (also stating their position) and consultants, and any and all compensation, pension or benefit arrangements, whether written or oral, between the Company and said officers, directors, employees and consultants as of the date hereof. As used in this Section 2.25, the term "compensation" means current annual compensation including bonuses and all other taxable income. Attached to Schedule 2.25 are true, complete and correct copies of all employment agreements and other similar agreements or arrangements between the Company and any employee or independent contractor of the Company. Except as set forth on Schedule 2.25, none of such officers, directors, employees and consultants has informed the Company nor do the Company or the Seller have reason to believe that he or she intends to terminate his or her employment or relationship with the Company.

    SECTION 2.26  No Undisclosed Liabilities.  Except as set forth on Schedule 2.26 hereto, there are no liabilities of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability, other than:

      (a) liabilities disclosed and/or provided for on the Interim Balance Sheet;

      (b) liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

      (c) liabilities under this Agreement or under any agreement or other document listed on any Schedule attached to this Agreement (but not in connection with any breach or alleged breach by the Company of any such agreement or document existing on or prior to the Closing Date).

    SECTION 2.27  Real Property Leases.

      (a) The Company does not hold any interest in real property (including, but not limited to, any interest as a fee owner or any interest as lessor, lessee, sublessor, sublessee, assignor, assignee or guarantor or other surety) except for the leasehold interests described on Schedule 2.27 attached (the "Leases"), and such Schedule specifies in the case of each Lease the name of the lessor, sublessor, lessee or sublessee thereunder, the Lease term and the basic annual rental and other items paid or payable with respect thereto.

      (b) The Leases are valid, binding and enforceable and are free and clear of all Encumbrances of any kind, except that the enforceability of the Leases may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance). Except as disclosed on Schedule 2.27 attached, to the knowledge of the Company or the Seller, there is no development affecting any such properties pending or that might curtail in any material respect the present or future use of such property for the purpose for which it is used. Except as disclosed on Schedule 2.27 attached, neither the Company, nor to the knowledge of the Company or the Seller, any other party to any Lease has breached any material provision of, or is in default in any material respect by any party under, the terms of such Lease, nor does there exist any event which with notice or the lapse of time or both would constitute a material breach or cause a default in any material respect by any party under the terms of any such Lease. Except as disclosed on Schedule 2.27 attached, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will (x) require the consent of any Person pursuant to, (y) require the payment of any fees or similar payments by or on behalf of the Company in respect of or (z) will result in the termination or impairment of, any such Lease.

      (c) The copies of the Leases heretofore provided by the Seller to the Purchaser are true, correct and complete copies of the Leases. None of the Leases has been modified or amended since the commencement of the terms specified in the respective Leases, except as disclosed in the copies made available to Purchaser, and each Lease continues to be valid, binding and enforceable in accordance with its terms, except that the enforceability of the leases may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

    SECTION 2.28  Certain Interests.  Except as set forth on Schedule 2.28 attached, no officer or director of the Company or the Seller, nor any relative of any such officer or director, nor any enterprise, firm, partnership, association, corporation or trust of which any such officer, director or relative is an officer, trustee, director, partner, employee, agent, stockholder (other than of a public corporation with respect to which such stockholder beneficially or legally holds less than two percent (2%) of the outstanding equity securities issued by such corporation), owner or beneficiary, is a party to or has an interest with respect to any contract which relates to or affects the business of the Company or has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. For purposes of this Section 2.28, a relative of any person means any person who is related by consanguinity, marriage or adoption to such first person as a second cousin or closer relative or is a spouse of any such relative.

    SECTION 2.29  Suppliers.  Schedule 2.29 attached (a) sets forth the names of the ten (10) largest suppliers, by dollar volume, of products and services to the Company during the fiscal year ended December 31, 2000, and up to the Interim Balance Sheet Date, (b) indicates the dollar volume and percentage of total purchases by the Company from each such supplier during such fiscal year and such period, and (c) sets forth the existing contractual arrangements for continued supply with each such supplier. Except as set forth on Schedule 2.29 attached, there are no sole-source suppliers, other than manufacturers of a specific brand, of significant products or services to the Company with respect to which practical alternative sources of supply are not available on comparable terms and conditions.

    SECTION 2.30  Powers of Attorney.  Except as set forth on Schedule 2.30, the Company has no powers of attorney or comparable delegations of authority outstanding in connection with its business.

    SECTION 2.31  Environmental Compliance.

      (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company or the Seller, threatened by any governmental or other entity (i) with respect to any alleged violation of any Environmental Laws (as hereinafter defined) or order of any governmental entity in connection with the conduct of the business of the Company relating to any Environmental Laws, or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Laws in connection with the conduct of the business of the Company, or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in CERCLA, as hereinafter defined) of any Hazardous Substance (as hereinafter defined) used in connection with the business or assets of the Company. "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §§ 9601, et seq., the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §§ 6901, et seq., the Clean Water Act 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and all other federal, state, or local environmental, health and/or safety laws, ordinances, rules, regulations and requirements pertaining to the environment, health, safety or ecological conditions, including but not limited to, those relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, including any Hazardous Substance or waste, into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, disposal, transportation or handling of pollutants, chemicals, contaminants or industrial toxic substances, Hazardous Substances or wastes. "Hazardous Substance" means any substance or material which is (i) identified in Section 101(14)

  of CERCLA, 42 U.S.C. § 9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as the same may be amended from time to time, (ii) determined to be toxic, a pollutant or contaminant under federal, state or local statute, law, ordinance, rule, or regulation or judicial or administrative order or decision as the same may be amended from time to time, (iii) petroleum and petroleum products and distillates, (iv) asbestos, (v) radon, (vi) polychlorinated biphenyls, and (vii) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful or deleterious to human health or the environment.

      (b) The Company has not handled any Hazardous Substance, on any property now or previously owned or leased by the Company (the "Properties"). No polychlorinated biphenyls ("PCBs") or urea formaldehyde was or has become present at any of the Properties as a result of any activity which is, or was, directly or indirectly, within the control of the Company and no PCBs or urea formaldehyde is or has been present at any of the Properties. No asbestos was or has become present at any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company and no asbestos is or has been present at any such Properties. No underground storage tank ("UST"), which has or had been used to store or has or had contained a Hazardous Substance, was or has become present at any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company and there is no such UST currently in use or abandoned at any of the Properties. There has been no release of a Hazardous Substance at, on or under any of the Properties. No Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by Environmental Laws, at, on or under any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company and no such Hazardous Substance in such quantity was or has become present at any of the Properties.

      (c) The Company has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar state list, or which is the subject of any federal, state or local enforcement action or other investigation which may lead to claims for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

      (d) No oral or written notification of a release of a Hazardous Substance has been filed by or on behalf of the Company and none of the Properties is, during the period of ownership or lease by the Company, listed or, to the knowledge of the Company and the Seller, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

      (e) There are no environmental Encumbrances on any asset of the Company, no government actions have been taken or are in process which could subject any of such assets to such Encumbrances, and no notice or restriction relating to the presence of a Hazardous Substance is required to be placed in any deed to such of said assets title to which would be conveyed by use of a deed.

      (f)  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company in relation to any of the Properties.

    SECTION 2.32  Absence of Certain Business Practices.  Neither the Company nor any of its affiliates has given or offered to give any thing of value to any governmental official, political party or candidate for government office, nor taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

    SECTION 2.33  Material Customers; No Change in Business Arrangements.  Schedule 2.33 lists the top twenty customers (based on revenues) of the Company for the fiscal years ended December 31, 1999 and December 31, 2000. Except as set forth on Schedule 2.33, neither the Company nor the Seller has received any notice or communication that any of the Company's top 100 customers (based on annual revenues during the 12-month period ended December 31, 2000) intends to reduce the level of business between the Company and customer by 20% or more during the 2001 calendar year, as compared to the Company's revenues derived from such customer during the 2000 calendar year. Each product or service provided by the Company has been in conformity with all applicable contractual commitments and expressed or implied warranties, and the Company has no liability (and there is not basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for warranty services or other damages in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Fiscal Year End Balance Sheets (rather than in notes thereto) as adjusted for the passage of time to the Closing Date, in accordance with past custom or practice of the Company.

    SECTION 2.34  Stockholder Approval.  The transactions contemplated by this Agreement constitute a "sale of substantially all of the assets" of the Seller pursuant to Section 271 of the Delaware General Corporation Law (the "DGCL"). As of the date hereof, the transactions contemplated by this Agreement have been approved by the written consent of the requisite number of stockholders as required under the DGCL and the Certificate of Incorporation and By-laws of the Seller (the "Stockholder Approval"). The Stockholder Approval is in full force and effect and is sufficient for the adoption of this Agreement by the Seller's stockholders under the DGCL and the Seller's Certificate of Incorporation.

    SECTION 2.35  Other Information.  Nothing contained in this Article II, or in any document or item referenced in this Article II or referred to in any schedule or exhibit hereto, nor any information set forth in any such schedule, exhibit, document or item, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements of the Seller contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    As an inducement to the Company and the Seller to enter into this Agreement, the Purchaser represents and warrants to the Company and the Seller as follows:

    SECTION 3.1  Incorporation and Authority of Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

    SECTION 3.2  No Conflicts.  The execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of the Purchaser; (b) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority applicable to the Purchaser; or (c) conflict with, result in any breach of, constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default under), any agreement or obligation to which the Purchaser is a party or subject and which would materially and adversely affect the Purchaser's ability or authority to consummate the transactions contemplated hereby.

    SECTION 3.3  Investment Purpose.  The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer of sale in connection with, any distribution thereof. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and represents and warrants that Purchaser is an "accredited investor" as such term is defined in rule 501 of Regulation D under the Securities Act.

    SECTION 3.4  Brokers and Consultants.  Except for Huntington Securities, Inc., the Purchaser has employed no broker or agent in connection with this Agreement, and agrees to indemnify the Seller against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by the Purchaser.

ARTICLE IV
COVENANTS

    SECTION 4.1  Conduct of Business Prior to the Closing.  From the date hereof through the Closing Date, the Seller covenants and agrees that it shall cause the Company to conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Seller will ensure that the Company will not, without notice to and the prior written consent of, the Purchaser (i) issue any shares of the stock, warrants or stock equivalents or declare or make any payment on account of the purchase, redemption, retirement or acquisition of any Shares, (ii) declare any dividends or make any distributions to the Seller, (iii) incur any indebtedness from borrowed money except in the ordinary course of business consistent with past practice, (iv) loan or advance any funds to, or incur any liabilities on behalf of, the Seller or any of its Affiliates, (v) subject the assets of the Company to any additional liens or encumbrances, (vi) adopt or propose any change in its articles of incorporation or bylaws, (vii) merge or consolidate with any other person or entity, acquire a material amount of assets of any other person or entity or, except as listed on Schedule 4.1 attached, make any additional capital expenditure or acquire any additional fixed assets, (viii) sell, lease, license or otherwise dispose of any material assets or property except (1) pursuant to existing contracts or commitments and (2) in the ordinary course consistent with past practice; provided, however, that in no event will the Company sell, lease, license or otherwise dispose of any asset or assets having a value greater than $50,000 singly or $100,000 in the aggregate without the prior written consent of Purchaser; (ix) enter into any contract that, if entered into prior to the date hereof, would be a Material Contract, or renew (whether by exercise of option or otherwise) or amend in any respect any Material Contract or any Lease (as defined in Section 2.27), (x) increase compensation or benefits to any officer, director or employee of the Company or pay any bonus, severance or termination pay to such officer, director or employee of the Company, (xi) fail to maintain the Company's properties and other assets in good working order, (xii) fail to make all of the Company's scheduled capital expenditures necessary and appropriate for its continued operations, (xiii) take or agree or commit to take any action that would make any representation or warranty of the Seller inaccurate in any respect at or prior to the Closing Date (including, without limitation, the representation and warranty set forth in Section 2.8 (Absence of Certain Changes, Events and Conditions) above) or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time or (xiv) to agree or commit to do any of the foregoing.

    SECTION 4.2  Access to Information.

      (a) From the date hereof through the Closing Date, the Seller shall and shall cause the Company to (i) provide the Purchaser and its financing sources, independent accountants, legal counsel, environmental consultants and other authorized representatives with full access to the Company's properties, facilities, books, records, financial operating data, contracts and other materials of the Company at reasonable times for the purpose of the Purchaser's conducting a complete and thorough investigation, analysis and review of the Company, (ii) furnish to the Purchaser, its financing sources, independent accountants, legal counsel, environmental consultants and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial and other advisors of the Company to cooperate with Purchaser in its investigation of the Company; provided, however that no investigation pursuant to this Section shall limit or otherwise affect any representation or warranty given by the Seller hereunder.

      (b) The Seller agrees to provide, and will cause the Company to provide, all cooperation reasonably requested by the Purchaser in connection with the arrangement of third-party financing in connection with the transaction contemplated hereby, including without limitation, participation in due diligence sessions, the execution and delivery of any pledge and security documents, other definitive financing documents, or other requested certificates or documents, as may be reasonably requested by the Purchaser. Notwithstanding the foregoing, the Purchaser agrees that the execution of any documents referred to in the preceding sentence and the payment of any expenses relating to providing such cooperation shall be subject to the occurrence of the Closing, provided, however, that the execution of financing statements may occur prior to the Closing to facilitate the filing of such financing statements upon the Closing Date and provided further, that (i) with respect to the execution of pledge and security documents, definitive financing documents, financing statements and documents related thereto (collectively, the "Financing Documents"), such actions are consented to in advance by the Company's existing lenders and (ii) should the Closing not occur, all of the Financing Documents executed by the Company or the Seller shall be returned immediately to the Seller, and any and all Encumbrances created thereby to which the Company or the Seller may be subject shall be terminated immediately and the Company and the Seller shall be indemnified and otherwise held harmless with respect to any and all such Encumbrances and the costs and expenses in connection therewith (including, without limitation, costs and expenses associated with the termination of the Encumbrances).

      (c) From and after the Closing Date, the Purchaser shall and shall cause the Company to provide the Seller and its authorized representatives reasonable access to the books, records, financial operating data, contracts and other materials of the Company at reasonable times and upon reasonable notice for the sole purposes of (i) the Seller's existing legal proceedings against Kevin West and Colleen Gordon, the former shareholders of the Company, and (ii) the Seller's claims made against Omnipod (as defined in Section 4.14 hereof), provided that the Seller executes and delivers a confidentiality agreement reasonably acceptable to the Purchaser (which shall permit the Seller to disclose such information solely in connection with such legal proceedings and claims). Additionally, the Purchaser shall and shall cause the Company to permit Andy Sawyer to be available to testify at reasonable times and upon reasonable notice for and on behalf of the Seller in connection with the matters in the foregoing items (i) and (ii) only, provided that the Seller shall reimburse the Company for all actual out-of-pocket expenses incurred by the Company or Mr. Sawyer in connection therewith.

    SECTION 4.3  Consents; Satisfaction of Closing Conditions.  The Seller will use its best efforts to obtain, at the Seller's sole cost and expense, all consents (including, without limitation, Landlord Consents (as defined in Section 5.2(e) below)) from third parties necessary or advisable to be obtained by it in order to permit the consummation of the transactions contemplated in this Agreement without impairing the validity or effectiveness of any Lease or other contract to which the Company is a party, and to obtain the satisfaction on or before the Closing Date of the conditions specified in Section 5.2. The Purchaser will use its best efforts to obtain, at the Purchaser's sole cost and expense, the satisfaction on or before the Closing Date of the conditions specified in Section 5.1 (other than 5.1(d) and 5.1(e)). With respect to any actions, suits or proceedings (whether brought derivatively or on behalf of third parties challenging the transactions contemplated hereby) that threaten to, or in which an injunction, order, decree or ruling has been issued that would, adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, such party hereto that is named as a defendant therein shall use all commercially reasonable efforts to prevent or vacate the entry or promulgation of any such injunction, order, decree or ruling.

    SECTION 4.4  Notices of Certain Events.  The Seller shall promptly notify the Purchaser of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication (other than any routine or incidental notice or communication) from any Governmental Authority in connection with the transactions contemplated by this Agreement;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company or the Seller, threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.8 hereof, or which relate to the consummation of the transactions contemplated by this Agreement; and

      (d) any fact or circumstance which would make any representation or warranty untrue or inaccurate in any material respect as of the Closing Date.

    SECTION 4.5  Certain Taxes Arising in Connection with this Agreement.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement (including any state gains tax, city transfer tax, and any similar Tax imposed in other states or subdivisions) shall be borne and paid by the Seller when due.

    SECTION 4.6  Tax Matters.  Certain capitalized terms used in this Section 4.6 are defined in Section 4.6(l).

      (a) Payments.

        (i)  The Seller's Responsibility. The Seller shall be responsible for and shall pay (x) all Taxes payable with respect to, incurred by or asserted against the Company for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period (as defined hereinafter) ending on the Closing Date, to the extent the liability for such Taxes exceeds the amount, if any, of accrued liability for such Taxes reflected on the Closing Balance Sheet as finally determined, and (y) all Taxes imposed on any Person other than the Company for which the Company is held liable (in excess of the amount, if any, of the accrued liability for such Taxes reflected on the Closing Balance Sheet (as finally determined)) because it was, prior to the completion of the Closing, a member of any combined, consolidated or unitary group for purposes of filing Returns or paying Taxes or a transferee or successor of any other Person and, in each case, together with all interest, penalties and additions thereon and all reasonable out-of-pocket costs and expenses relating thereto, other than expenses that are described as being the responsibility of the Purchaser pursuant to this Section 4.6. Notwithstanding the foregoing, the Seller shall not be responsible for any additions to Taxes, interest, penalties or reasonable out-of-pocket costs and expenses relating thereto, in each case, arising from the Purchaser's negligence in filing any Tax Returns timely submitted by the Seller or from the Purchaser's late payment of any Taxes with respect to which funds were made available for timely payment by the Seller.

        (ii) The Purchaser's Responsibility. The Purchaser shall be responsible for and shall pay or cause to be paid all Taxes payable with respect to the Company that are not described as being the responsibility of the Seller in this Section.

      (b) Straddle Periods. For purposes of Section 4.6(a), any liability for Taxes in respect of the Company attributable to a taxable period that begins before and ends after the Closing Date (a "Straddle Period") shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in all other cases, by a closing of the books as of the close of the Closing Date as if the relevant taxable period ended on the Closing Date.

      (c) Tax Returns.

        (i)  The Seller's Responsibility. The Seller shall file, or cause to be filed, and the Seller and the Purchaser shall cause the Company, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in (x) the consolidated federal Income Tax Returns of which the Seller is the common parent and (y) the combined, consolidated or unitary Tax Returns for state, local and foreign Income Taxes which includes the Seller or its applicable Affiliates and with respect to which the Company is required to file such a Tax Return (together with the consolidated federal Income Tax Returns described in clause (x), the "Consolidated Tax Returns"), provided that the items of income, gain, loss, deduction and credit of the Company shall be allocated in accordance with Treasury Regulation Section 1.1502-76 and by a closing of the books with respect to the Company as of the Closing Date as if the relevant taxable period ended on the Closing Date. The Seller shall (and shall cause the Company to) include in income, in the Consolidated Tax Returns for taxable periods of 1999, 2000 and 2001, as applicable, all of the Company's payables related to any print media in any college publication, which payables have been accrued for at least one year on the Closing Date and for which an invoice has not been received on or prior to the Closing Date (such payables, the "College Payables"), provided that, instead of amending the Consolidated Tax Returns for the taxable period of 1999, the Seller shall be allowed to include the College Payable for 1999 by reducing the amount of applicable net operating losses carryover for 1999 as shown on the Consolidated Tax Returns for the taxable period of 2000. The Seller shall provide to the Purchaser for review a draft of the Company's pro forma Income Tax Returns (including amended pro forma Income Tax Returns) for any taxable period (or a portion thereof) ending on or prior to the Closing Date and for any taxable period which any College Payable is required to be included in income pursuant to the immediately preceding sentence, prepared as if the Company had not been included in the Consolidated Tax Returns and as if, instead, the Company had filed Income Tax Returns on a stand alone basis for such periods (such pro forma returns, the "Pro Forma Tax Returns"). Each of such Pro Forma Tax Returns shall be provided to the Purchaser in a timely manner and no later than 60 days prior to the due date (taking into account any applicable valid extension) on which the Consolidated Tax Return relating to such Pro Forma Tax Return, is required to be filed with the proper taxing authority. The Purchaser shall have the right at its expense, to review all work papers and procedures used to prepare each such draft Pro Forma Tax Return. Unless the Purchaser timely objects as specified in this Section 4.6(c)(i), each such draft Pro Forma Tax Return shall be final and binding on the parties without further adjustment (the "Final Pro Forma Tax Return"). If the Purchaser objects to any item on any such draft Pro Forma Tax Return, the Purchaser shall, within 20 days after delivery of such draft Pro Forma Tax Return, notify the Seller in writing that the Purchaser so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, any disputed item shall be resolved pursuant to the

    Tax Dispute Resolution Mechanism (as described in Section 4.6(f)). Upon resolution of all disputed items, such draft Pro Forma Tax Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment (also the "Final Pro Forma Tax Return"). The Seller shall file (and cause to be filed) the Consolidated Tax Returns in a manner consistent with the Final Pro Forma Tax Returns. The Seller shall not amend (or permit to be amended) the Consolidated Tax Returns in a manner inconsistent with the Final Pro Forma Tax Returns without the prior written consent of the Purchaser. The Seller shall provide to the Purchaser all information reasonably requested by the Purchaser to enable the Purchaser to verify that the College Payables have been properly included in income in the Consolidated Tax Returns, consistent with the provisions of this Section 4.6(c)(i). The Seller shall file, or cause to be filed, all other Tax Returns relating to the income, business or assets of the Company required to be filed on or before the Closing Date.

        (ii) The Purchaser's Responsibility. The Purchaser shall file, or cause to be filed, all Tax Returns relating to the income, business or assets of the Company other than those Tax Returns described in clause (i) of this Section 4.6(c). Any such Tax Returns with respect to any taxable period ending on or prior to the Closing Date or a Straddle Period (all such Tax Returns, the "Straddle Period Tax Returns") shall, to the extent not otherwise required by law, be prepared in a manner consistent with the past practice (including any Tax elections and methods of accounting) of the Company. With respect to any Straddle Period Tax Return (including amended Tax Returns), the Purchaser shall provide to the Seller a draft of such Straddle Period Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Straddle Period Tax Return in a timely manner no later than 60 days prior to the due date (taking into account valid extensions) of such Straddle Period Tax Return. The Seller shall have the right at its expense to review all work papers and procedures used to prepare each such draft Straddle Period Tax Return. Unless the Seller timely objects as specified in this Section 4.6(c)(ii), each such draft Straddle Period Tax Return shall be final and binding on the parties without further adjustment. If the Seller objects to any item on any such draft Straddle Period Tax Return, the Seller shall, within 30 days after delivery of such draft Tax Return, notify Purchaser in writing that Seller so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, any disputed item shall be resolved pursuant to the Tax Dispute Resolution Mechanism (as described in Section 4.6(f)). Upon resolution of all disputed items, such Straddle Period Tax Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment. The Purchaser shall not amend (or permit to be amended) any Straddle Period Tax Return without the prior written consent of Seller, which consent shall not be unreasonably withheld. The Seller shall pay (by immediately available funds) to the Purchaser, three business days prior to the due date of its payment to the applicable taxing authority, any Tax shown on such Straddle Period Tax Return which is described as the Seller's responsibility under Section 4.6(a)(i) to the extent such Tax exceeds the amount of the accrued liabilities for such Tax reflected on the Closing Balance Sheet as finally determined.

      (d) Refunds. The Seller shall be entitled to retain, or receive immediate payment from the Company or the Purchaser of, any refund or credit with respect to Taxes (net of any cost or expenses to the Company or the Purchaser and excluding any refund reflected on the Closing Balance Sheet and any refund resulting from the carryback of a loss or credit from a taxable period (or a portion thereof) beginning after the Closing Date), plus any interest received with respect thereto from the applicable taxing authorities, relating to the Company that are described as being the responsibility of the Seller in Section 4.6(a)(i). The Purchaser or the Company shall be entitled to retain, or receive immediate payment from the Seller of, any refund or credit with respect to Taxes (net of any cost or expenses to the Seller), plus any interest received with respect thereto from the applicable taxing authorities, relating to the Company that the Seller is not entitled to retain or receive pursuant to the immediately preceding sentence (including, without limitation, any refund reflected on the Closing Balance Sheet and any refund resulting from the carryback of a loss or credit from a taxable period (or a portion thereof) beginning after the Closing Date). The Purchaser and the Seller shall cooperate with respect to claiming any refund or credit with respect to Taxes referred to in this Section 4.6(d), provided, that such cooperation shall not unreasonably interfere with the conduct of the business of the parties.

      (e) Audits. The parties shall promptly notify each other in writing within ten days from its receipt of notice of any pending or threatened Tax audits or assessments of the Company for any taxable period ending on or prior to the Closing Date or any Straddle Period. The Seller shall have the right to represent the interests of the Company in any such Tax audit or administrative or court proceeding (other than such Tax audit or administrative or court proceeding for a Straddle Period, of which the Purchaser shall have the right to represent the interests of the Company), provided, that neither party shall reach a settlement in connection with any such audit or proceeding without the consent of the other party (which consent shall not be unreasonably withheld) if and to the extent such settlement would cause the latter party to have payment obligations under Section 4.6(a). If any party or any of its Affiliates incurs any reasonable out-of-pocket cost or expenses (including, attorney or accountant fees) with respect to any audit or administrative or court proceeding relating to any Tax for which the other party is responsible pursuant to Section 4.6(a), such other party shall promptly reimburse the first party such reasonable out-of-pocket cost or expenses. The Purchaser and the Seller shall (and shall cause their Affiliates to) cooperate with respect to any audit or administrative or court proceeding relating to Taxes referred to in this Section 4.6(e), provided, that such cooperation shall not unreasonably interfere with the conduct of the business of the parties.

      (f)  Tax Dispute Resolution Mechanism. Wherever in this Agreement it shall be provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a settlement of the dispute, (ii) if the parties are unable to negotiate a resolution of the dispute within 15 days, the dispute will be submitted to Arthur Andersen, LLP, whom the parties acknowledge shall not provide at the time of retention, and shall not have provided in the three years prior thereto, services to the Seller, the Purchaser or the Company or other independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Purchaser (the "Tax Dispute Accountants") (iii) the parties will present their arguments to the Tax Dispute Accountants within 15 days after submission of the dispute to the Tax Dispute Accountants, (iv) the Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law and the provisions of this Agreement, within 15 days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, (v) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the earlier of (A) the date on which such payment or action would otherwise be required or (B) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution), provided that if a dispute with respect to an item in a Tax Return shall not be resolved on or before the date that is three business days prior to the latest date on which such Tax Return may be filed under applicable Tax law, then (x) the party having the responsibility for filing such Tax Return pursuant to Section 4.6(c) shall file such Tax Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by such party, and shall, upon the resolution of all such unresolved disputed items, file an amended Tax Return reflecting the resolution thereof in the manner so resolved, and (y) the party who is not responsible for filing such Tax Return shall (or shall cause to) execute such Tax Return if such execution is reasonably necessary for such Tax Return to be effective and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Seller and the Purchaser.

      (g) Tax Treatments. All payments from the Seller to the Purchaser or the Purchaser to the Seller (other than refunds described in Section 4.6(d) hereof) pursuant to Section 4.6, 6.2 or 6.3 shall be deemed to be adjustments to the Purchase Price for Tax purposes unless otherwise required by law. The parties shall, and shall cause their respective Affiliates to, file all Tax Returns consistent with the preceding sentence and act in accordance with such tax treatment in the course of any tax audit, appeal, or litigation unless otherwise required by law.

      (h) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and other similar arrangements between the Company, on the one side, and Seller and its Affiliates on the other side, shall be terminated, and no additional payments shall be made thereunder.

      (i)  Effect of Disclosure. No disclosure pursuant to Section 2.16 shall affect the express obligations that the Seller otherwise has under this Section 4.6, provided, that, there shall not be any duplicative payments with respect to the same item.

      (j)  Section 338 Election and Conduct of Tax Affairs. The Purchaser shall not (and shall not permit any of its Affiliates or successors to) make any election under Section 338 of the Code or similar provisions of state, local or foreign law in respect of the acquisition of the Company as contemplated by this Agreement. On the Closing Date (but not thereafter), the Purchaser shall conduct all Tax affairs relating to the Company only in the ordinary course, in substantially the same manner as heretofore conducted and in good faith as such affairs would have been conducted if this Agreement had not been entered into. The Purchaser and the Seller agree that any transactions (other than transactions contemplated by this Agreement) of the Company occurring following the Closing on the Closing Date (but not thereafter), that are not in the ordinary course of business will be reported on the Purchaser's federal, state and local income tax returns to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or similar provisions of state or local law.

      (k) Books and Records; Cooperation. The Seller shall (and shall cause its Affiliates to) (i) provide the Purchaser and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company; and (ii) retain (and provide the Purchaser and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Seller or its Affiliates. The Purchaser shall (and shall cause its Affiliates to) (i) provide the Seller and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Returns, audits or other examinations by any taxing authority or judicial or administrative proceeding relating to Taxes for which the Seller may be responsible under Section 4.6; and (ii) retain (and provide the Seller and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Purchaser or any of its Affiliates. Each of the Seller and the Purchaser further agree that, upon reasonable written request from the other party, to use commercially reasonable efforts to make any election or obtain any certificate or other documents from any Governmental Authority or any other Person reasonably necessary to mitigate, reduce or eliminate any Taxes that will be imposed on the requesting party (including, but not limited to any Tax related to the transactions contemplated by this Agreement) if such action would not reasonably be expected to create any material cost or liability for, or any other adverse effect on, the non-requesting party or any of its Affiliates.

      (l)  Definitions.

    Code: the Internal Revenue Code of 1986, as amended.

    College Payables: as defined in Section 4.6(c)(i).

    Combined Taxes: (A) all federal Income Taxes in respect of which the Company has filed or is required to file pursuant to Section 4.6(c)(i) a consolidated federal Income Tax Return of which the Seller is the common parent, payable with respect to the Company for any taxable period (or a portion thereof) ending on or prior to the Closing Date and (B) all state and local Income Taxes in respect of which the Company has filed or is required to file pursuant to Section 4.6(c)(i) a combined, consolidated or unitary state or local Income Tax Return with Seller or its applicable Affiliates, payable with respect to the Company for any taxable period (or a portion thereof) ending on or prior to the Closing Date.

    Consolidated Tax Returns: as defined in Section 4.6(c)(i).

    Final Pro Forma Tax Return: as defined in Section 4.6(c)(i).

    Income Taxes: any Taxes computed in whole or in part based on or by reference to net income or profit, franchise, or alternative minimum Tax (including all interest and penalties thereon and additions thereto).

    Income Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    IRS: the Internal Revenue Service.

    Pro Forma Tax Return: as defined in Section 4.6(c)(i).

    Straddle Period: as defined in Section 4.6(b).

    Straddle Period Tax Returns: as defined in Section 4.6(c)(ii).

    Tax: any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto); provided, however, that the term "Tax" shall not be construed to include any governmental assessments under an unclaimed property law or similar statute.

    Tax Dispute Accountants: as defined in Section 4.6(f).

    Tax Dispute Resolution Mechanism: as defined in Section 4.6(f).

    Tax Return: any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

    Treasury Regulations: the regulations prescribed under the Code.

    SECTION 4.7  Public Announcements.  Prior to the Closing, no party to this Agreement shall make any public announcement of the transactions contemplated by this Agreement or otherwise communicate with any news media without prior written agreement of the Seller and the Purchaser, except (a) in a mutually agreeable manner to the employees of the Company and (b) the Seller may issue press releases with respect to the transactions contemplated hereby or otherwise disclose the transaction contemplated by this Agreement in its filings required to be made under applicable securities laws, but shall allow the Purchaser and its counsel adequate advance notice and opportunity to review and comment upon, and shall consult with, the Purchaser before issuing any press release or making such filings (provided, that the Purchaser shall have not more than three business days to conduct such review and to comment upon and consult with the Seller with respect to the foregoing), unless the Seller shall have received written advice of outside counsel that providing such notice and opportunity to review and comment would cause the Seller to violate applicable securities laws. Without limiting the foregoing, the Seller and the Purchaser shall agree to the initial press release describing the transactions contemplated hereby.

    SECTION 4.8  Expenses.  The Purchaser (or at the Closing, the Company) will pay the fees, expenses and disbursements of the Purchaser and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto. The Seller will pay the fees, expenses and disbursements of the Seller and its agents, representatives, financial advisors, accountants and counsel. In addition, (a) as of the Closing Date the Seller shall assume, be responsible for, and otherwise indemnify and hold harmless the Purchaser and the Company against any and all costs, fees and expenses relating to the employment (and termination of employment) of Geoffrey Kanter ("Kanter") by the Company, including, without limitation, obligations of the Company under Kanter's employment agreement (and the restrictive covenant provisions set forth therein) and any other claims made by Kanter against the Company, and (b) the Seller shall be responsible for up to $100,000 of the documented and reasonable fees and expenses incurred by or on behalf of the Company in connection with the Company's investigation into the matters described in Schedule 4.8 attached hereto, subject to the terms and conditions set forth in such schedule (such expenses set forth in clause (b) are herein referred to as the "Company Reimbursable Expenses"). The Company shall pay the Company Reimbursable Expenses which have been accrued but not yet paid as of the Closing.

    SECTION 4.9  Disclosure.  The Seller acknowledges and agrees that the due diligence review and inspections by the Purchaser and its representatives shall not waive, or release the Seller from, any of the Seller's responsibilities, warranties or covenants under this Agreement and that no exception disclosed to the Purchaser or its representatives shall constitute an exception to a representation or warranty set forth in this Agreement or any other agreement related hereto, unless the exception is set forth in this Agreement or in the schedules attached to this Agreement. The disclosures in the schedules to this Agreement, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which each schedule expressly relates and to no other representation or warranty; provided, however that for convenience purposes, certain disclosures in one schedule to this Agreement may be specifically cross-referenced to another schedule hereof. To the extent that any matter is to be "specifically provided," "set forth" or "identified" in any schedule to this Agreement, or subject to words of similar import, such matter must be specifically set forth or identified in the schedule and will not be effectively disclosed merely by virtue of appearing in a document included in such schedule.

    SECTION 4.10  Further Assurances.  At any time on or after the Closing Date, each party will execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by another party to consummate the transactions contemplated hereby.

    SECTION 4.11  Exclusivity, etc.  Seller agrees, that unless this Agreement is terminated in accordance with Section 7.1, until August 10, 2001, the Seller will not, directly or indirectly (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to (i) the liquidation, dissolution, sale of assets or stock, or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of (other than in the ordinary course of business) or any equity interest in or (iv) similar transaction or business combination involving, the Company (each an "Alternative Transaction"), or (b) institute, pursue or engage in any discussions, negotiations or agreements with any person or entity concerning any of the foregoing or (c) furnish any information with respect to any effort or attempt by any other person or entity to do any of the foregoing. The Seller will immediately notify the Purchaser of any solicitations or expressions of interest received from third parties regarding an Alternative Transaction.

    SECTION 4.12  Information Statement.

      (a) As promptly as practicable after the execution of this Agreement (but in no event later than 13 days following the date of this Agreement), the Seller shall prepare and file with the Securities and Exchange Commission ("SEC") (with a copy to the Purchaser) an information statement relating to the Stockholder Approval (together with any amendments thereof or supplements thereto, the "Information Statement"). The Seller shall cause the Information Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Information Statement shall constitute a "filing" pursuant to Section 4.7 of this Agreement, and the Purchaser shall have the right to review and comment thereon as set forth in such Section.

      (b) The Seller shall (i) if no comments have been received by the SEC on the Information Statement during the time period prescribed under Regulation 14C, on the eleventh day (or if such day is not a business day, the next succeeding business day) following the date of the Company's filing of the Information Statement with the SEC or (ii) if the SEC has commented on the Information Statement, on the third business day after the Information Statement becomes effective, mail the Information Statement to its stockholders on the date that is no more than two business days following the effectiveness of such Information Statement under Regulation 14C of the Exchange Act. The Seller shall use its best efforts to promptly notify and provide copies to the Purchaser and its counsel of (x) any comments from the SEC with respect to the Information Statement and (y) any request by the SEC for any amendment to the Information Statement or for additional information. If the Seller receives comments or a request from the SEC with respect to the Information Statement, the Seller shall use its best efforts to respond to such comments and information requests and have the Information Statement declared effective as soon as possible by the SEC.

    SECTION 4.13  Intercompany Debt; Management Agreement.  At the Closing, the Seller shall repay the amount of Intercompany Debt set forth on Schedule 4.13 attached hereto, plus any additional Intercompany Debt incurred after the date hereof and prior to the Closing, including all accrued and unpaid interest thereof, if applicable. In addition, on or before the Closing Date, the Seller and the Company shall terminate that certain management agreement, dated as of August 31, 1999, between such parties, and the Company shall have no further obligations whatsoever with respect thereto.

    SECTION 4.14  Other Actions.  (a) With respect to the claims made for past due accounts receivable to be paid by Omnipod, Inc. ("Omnipod") to the Seller and the Company, the parties hereto acknowledge and agree that (b) the Seller shall have the right to pursue such claims and control any litigation in connection therewith, (c) the parties shall execute any and all documents required to permit the Seller to have such control, and (d) upon culmination of any such pursuit of funds in connection with such accounts receivable, the Seller shall cause Omnipod to pay to the Company the Company's pro rata amount of such accounts receivable (calculated as the account receivable amount demanded by the Company divided by the total accounts receivable amount owed by Omnipod to the Seller and the Company collectively) actually received by the Seller, and the Purchaser will promptly reimburse the Seller for its pro rata share of the actual fees and third-party expenses incurred by the Seller in connection with such claims.

    (b) Following the date hereof, neither the Company nor the Purchaser shall have any right to share in the proceeds of any claims made by the Seller against the formers shareholders of the

Company pursuant to the Stock Purchase Agreement, dated as of July 16, 1999, by and among the Seller, the Company and Colleen Gordon and Kevin West.

    (c) At the Closing, the Seller will cause the Willis Stein Guaranty to be provided to the Purchaser; provided that in lieu of such Guaranty, the Seller may provide a letter of credit to the Purchaser, subject to limits reasonably acceptable to the Purchaser that will be set forth therein.

ARTICLE V
CONDITIONS TO CLOSING

    Section 5.1  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Seller in its sole discretion).

      (a) Representations and Warranties; Covenants Performed; Officer's Certificate. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with, and the Seller shall have received a certificate to such effect signed by a duly authorized officer of the Purchaser.

      (b) Cash Payments. The Seller shall have received the Purchase Price, as set forth in Section 1.2(a) hereof and as adjusted pursuant to Sections 1.2(b)(i).

      (c) Legal Opinion. The Seller shall have received from counsel to the Purchaser a legal opinion, addressed to the Seller and the Company and dated the Closing Date, containing opinions set forth in Exhibit 5.1(c) attached hereto.

      (d) No Litigation. No preliminary injunction, order, decree or ruling shall be in effect or threatened which restrains or prohibits the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      (e) The requisite waiting period pursuant to Regulation 14C shall have expired.

      (f)  The Schroder Guaranty shall be in full force and effect.

    SECTION 5.2  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived by the Purchaser in its sole discretion):

      (a) Representations and Warranties; Covenants Performed; Officer's Certificate. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate to such effect from an officer of the Seller.

      (b) Stock Certificates. The Seller shall have executed and delivered to the Purchaser free and clear of all Stock Encumbrances (including the Stock Encumbrance referred to in Section 2.2(b)) a certificate or certificates representing the Shares, duly endorsed for transfer to the Purchaser.

      (c) Consents. The Seller shall have obtained and delivered to the Purchaser written consents to the transaction contemplated herein from, and there shall have been given any required notices of the transaction contemplated herein to, the appropriate party to or issuer of each Material Contract, agreement, plan, policy, lease (other than the Leases referred to in paragraph (d)

  below), permit, license and other document or instrument specified in any schedule hereto as requiring such consent or notice, without change in the financial terms thereof or, in the aggregate, any cost to the Company payable by the Company following the Closing in connection with obtaining such consents or giving such notices. No court, arbitrator or governmental body, agency or official shall have issued, or shall have threatened to issue, any injunction, order, decree or ruling or adopted any statute, rule or regulation which, in the opinion of the Purchaser, would prevent the transactions contemplated hereby from being consummated or would materially restrain the operation of the business of the Company after the Closing Date.

      (d) Consents and Approvals. The Stockholder Approval shall be in full force and effect, and the requisite waiting period pursuant to Regulation 14C shall have expired.

      (e) Consents of Lessors. The Seller shall have obtained and delivered to the Purchaser written consents to the transaction contemplated by this Agreement of, or notice of the transaction contemplated by this Agreement to, lessors to the Leases. Each lessor under any Lease referred to in this paragraph shall have executed and delivered to the Company and Purchaser a certificate substantially in the form of Exhibit 5.2(e) attached hereto (the "Landlord Consents").

      (f)  No Adverse Change. There shall not have been a material adverse change to the business or the liabilities, assets, operations, management, results of operations, prospects or conditions (financial or other) of the Company.

      (g) Advertising Agreement. The Seller and the Company shall have entered into an agreement, substantially in the form of Exhibit 5.2(g) attached hereto, pursuant to which the Seller shall commit to sell to the Company two years of pre-paid advertising airtime on College Television Network ("CTN") (at CTN's rate card in effect on the date hereof), not to exceed $1,000,000 in value in the aggregate, for an aggregate payment of $5,000.

      (h) Acquisition Restrictive Covenant Agreements. The Seller shall have executed and delivered to Purchaser an acquisition restrictive covenant agreement in favor of the Company, agreeing (i) for a period of five (5) years following the Closing Date not to directly or indirectly engage, consult, manage or otherwise participate in the operation of a business competitive with the Company, and (ii) for a period of two (2) years following the Closing Date, not to solicit for hire or hire any the Company's employees in the form of Exhibit 5.2(h) attached hereto (the "Acquisition Restrictive Covenant Agreement").

      (i)  Employment Arrangements. Each of Andy Sawyer ("Sawyer") and Greg Anthony ("Anthony") shall be employed by the Company on the Closing Date.

      (j)  Legal Opinion. The Purchaser shall have received from counsel to the Seller a legal opinion, addressed to the Purchaser and dated the Closing Date, containing opinions set forth in Exhibit 5.2(j) attached hereto.

      (k) Government Approvals. Any authorization, consent, approval, permit or license issued by, or a required registration or filing with any Governmental Authority (as defined in Section 2.5(b)), applicable to the consummation of the transactions contemplated hereby shall have been obtained.

      (l)  Corporate Minute Books; Secretary's Certificate. The Seller shall have delivered the original corporate minute books of the Company to the Purchaser. The corporate minute books shall contain minutes and consents of all Board and shareholders' actions and meetings, cancelled stock, certificates of all previously issued, but no longer outstanding, stock certificates of the Company, a recently issued good standing certificate from the State of New York and those states in which the Company is qualified to do business as a foreign corporation, the resignations of all officers and directors of the Company requested by the Purchaser to resign at least two business days prior to the Closing Date, effective the close of business on the Closing Date, copies of the Articles of

  Incorporation of the Company and any amendments thereto certified by the office of the Secretary of State of New York, the Bylaws of the Company, and the stock ledger with all issued or previously issued stock certificates accounted for. In addition, the Seller shall have delivered to the Purchaser (x) a certificate of the Company's Secretary relating to (i) the Company's Articles of Incorporation, stating that such articles have not been amended since the date of certification by the New York Secretary of State, and (ii) the Company's Bylaws, stating that such Bylaws have not been amended from the form presented, and (y) a certificate of the Seller's Secretary certifying (i) the Seller's Certificate of Incorporation and Bylaws, (ii) resolutions by the Seller's Board of Directors authorizing and directing the execution and delivery of this Agreement and the Seller's Ancillary Documents (as such term is defined in Section 2.4) and (iii) the incumbency and genuineness of the signature of each officer of the Seller executing this Agreement and the Seller's Ancillary Documents.

      (m) Releases. Each officer and director of the Company requested by the Purchaser to resign at least two business days prior to the Closing Date (other than Kanter, Sawyer and Anthony), shall have executed and delivered to the Purchaser a general release of the Company, effective the Closing Date, in the form of Exhibit 5.2(m) attached.

      (n) Resignations. Each officer and/or director of the Company (other than Kanter, Sawyer and Anthony), requested by the Purchaser to resign at least two business days prior to the Closing Date, shall have executed and delivered to the Purchaser a resignation of his or her position as an officer and/or director of the Company, effective the Closing Date, in the form of Exhibit 5.2(n) attached.

      (o) Intellectual Property Agreements. The Purchaser shall have received all of the Intellectual Property Agreements executed by the Company's employees.

      (p) Bank Accounts. The signatories to the Company's bank accounts shall have been changed to the Purchaser's reasonable satisfaction.

      (q) FIRPTA Certificates. The Seller shall deliver to the Purchaser at the Closing a certification of non-foreign status in accordance with Section 1445(a) of the Code and the Treasury Regulations thereunder, substantially in the form attached hereto as Exhibit 5.2(q).

      (r) Willis Stein Guaranty. U-C Holdings, Willis Stein Partners II, L.P., a Delaware limited partnership and Willis Stein Partners Dutch, L.P. (collectively, the "Guarantors") shall have entered into a Limited Guaranty, in the form of Exhibit B to the Voting Agreement (the "Willis Stein Guaranty"), pursuant to which the Guarantors shall jointly and severally guarantee certain of the Company's obligations hereunder; provided, however, that in lieu of such guaranty, the Seller may provide a letter of credit to the Purchaser, subject to limits reasonably acceptable to the Purchaser that will be set forth therein.

ARTICLE VI
INDEMNIFICATION

    SECTION 6.1  Survival of Representations, Warranties and Covenants.  The representations and warranties of the parties hereto shall survive the Closing until the earlier of (a) 30 days after Purchaser's receipt of the audit for the year ended December 31, 2002, and (b) April 30, 2003; provided, however, that if the Closing occurs, any breach of any representation and warranty made by the Seller under (a) Sections 2.2 (Capital Stock of the Company) and 2.22 (Brokers) shall survive in perpetuity, (b) Sections 2.1 (Incorporation and Qualification), 2.14 (Employee Benefit Plans), 2.4 (Authority, Enforceability), and 2.16 (Taxes) shall survive for the respective applicable statutes of limitations with respect to the matters contained therein, and (c) Section 2.31 (Environmental Compliance) shall survive for the applicable statutes of limitation for all releases, violations, liabilities, conditions or occurrences of the type described in Section 2.31 existing or occurring on or before the Closing Date (such termination dates set forth in this Section 6.1 being collectively referred to as the "Expiration Dates"). The covenants of the parties contained herein shall survive the Closing and shall expire, if at all, in accordance with their respective terms. If written notice of a claim has been given prior to, but not after, the applicable Expiration Date, then the relevant representations, warranties and covenants shall survive as to such claim, until the claim has been finally resolved.

    SECTION 6.2  Indemnification by the Seller.  Except as otherwise limited by this Article VI, the Seller shall indemnify, defend and hold harmless the Purchaser, the Company (after the Closing only) and their respective shareholders, officers and directors, employees, representatives and agents and successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) (collectively, "Losses") arising out of or resulting from (a) the breach of any representation and warranty of the Seller under this Agreement or any document, agreement or instrument delivered by the Seller under this Agreement, (b) the breach of any covenant of the Seller contained in Article I, Article IV (other than Section 4.9), Article VI, Article VII and Article VIII of this Agreement (including, without limitation, a breach of Section 1.2(c) hereof)) and (c) any claim, demand, action or proceeding by a third party relating to provisions of (a) or (b) of this Section 6.2, whether or not such third party prevails in any such claim, demand, action or proceeding.

    SECTION 6.3  Indemnification by the Purchaser.  Except as otherwise limited by this Article VI, the Purchaser and the Company, jointly and severally, shall indemnify, defend and hold harmless the Seller and its shareholders, officers and directors, employees, representatives and agents (collectively, the "Seller Indemnified Parties") from and against any and all Losses arising out of or resulting from (a) the breach of any representation, warranty or covenant of the Purchaser under this Agreement or any document, agreement or instrument delivered by the Purchaser under this Agreement, (b) any claim against any of the Seller Indemnified Parties with respect to the "ACM Accounts Payable" as such term is referred to in the Pro Forma Balance Sheet (but only with respect to ACM Accounts Payable (i) disclosed on Schedule 2.26 or (ii) accrued by the Company after the date hereof in the ordinary course of business consistent with past practices), by any obligee thereof or by any Governmental Authority with respect thereto, except with respect to any Taxes incurred by the Seller in respect of the Seller's obligations pursuant to Section 4.6(c)(i)) and not to the extent any such claim constitutes a breach of any representation, warranty or covenant made by the Seller herein and (c) any claim, demand, action or proceeding by a third party relating to provision (a) of this Section 6.3, whether or not such third party prevails in any such claim, demand, action or proceeding.

    SECTION 6.4  General Indemnification Provisions.

      (a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification is sought under Section 6.2 or 6.3 of this Agreement (such notice to state the nature and basis of the claim, demand, action or proceeding and, if determinable, a good faith, non-binding estimate of the amount relating thereto) and, if such claim, demand, action or proceeding is a claim, demand, action or proceeding, by a third party ("Third Party Claim"), the indemnifying party will have the right, at its own expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. After the indemnifying party has notified the indemnified party of its intention to undertake to defend or settle any such asserted liability, and for so long as the indemnifying party diligently pursues such defense, the indemnifying party shall not be liable for any additional legal expenses incurred by the indemnified party in connection with any defense or settlement of such asserted liability. Notwithstanding anything to the contrary contained in this Section 6.4(a), if the indemnified party shall have been advised in writing by outside counsel that it may have one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such Third Party Claim, but the indemnifying party shall be entitled, at its expense, to participate in the defense of such Third Party Claim. In connection with any Third Party Claim, the parties hereto shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without prior written consent of the indemnified party, which consent may not be unreasonably withheld, provided, however, that if a firm, written offer is made (and has not been revoked or modified) to settle any such Third Party Claim (a "Settled Claim") entirely for cash (and such settlement offer includes a full release of the indemnified party), and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then:

        (i)  the indemnifying party shall pay such amount in cash to the indemnified party (net of any applicable deductible amount as set forth in Section 6.5(a) hereof);

        (ii) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of the Settled Claim; and

        (iii) the maximum liability of the indemnifying party relating to the Settled Claim shall be the amount of the proposed settlement. The indemnified party shall reimburse the indemnifying party for any additional costs of defense which the indemnifying party subsequently incurs with respect to such Settled Claim and all additional costs of the indemnifying party relating to the settlement or judgment thereof.

      (b) Any payment pursuant to this Article VI shall be payable immediately upon, and in no event made later than 30 days after, receipt by the indemnifying party of written notice from the indemnified party stating that an indemnifiable amount has been paid to a third party, and specifying the amount thereof and the amount of the indemnity payment requested.

    SECTION 6.5  Limits on Indemnification and Liability.

      (a) Basket. The Purchaser shall not be entitled to assert any indemnification right with respect to Section 6.2(a) of this Agreement unless the aggregate amount of all of the Purchaser Indemnified Parties' Losses with respect to Section 6.2(a) exceed $100,000, at which time all such Losses above an aggregate deductible of $25,000 shall become payable, provided, however, that the limitation set forth in this Section 6.5(a) shall not apply with respect to any breaches of representations and warranties contained in Sections 2.2 (Capital Stock of the Company) or 2.22 (Brokers).

      (b) Maximum Indemnification Amount. The indemnification obligations of the Seller under this Article VI shall be limited to $7,500,000 in the aggregate (the "Maximum Indemnification Amount"), provided, however that (i) the indemnification obligations of the Seller with respect to (x) any breaches of representations and warranties contained in Sections 2.2 (Capital Stock of the Company), 2.22 (Brokers), 2.26 (No Undisclosed Liabilities, but only to the extent that the Seller's Executives (as defined in Section 8.7 hereof) had knowledge of such undisclosed liabilities) and (y) any breaches by the Seller of a covenant contained herein (the "Cap Exceptions") shall not be subject to such limitation and (ii) no payment by the Seller arising as a result of any of the Cap Exceptions shall be applied towards the Maximum Indemnification Amount.

      (c) Notwithstanding the foregoing subparagraphs (a) and (b), the indemnification limitations set forth in this Section 6.5 shall not apply to the Seller's indemnification obligations arising from the Seller's fraud or intentional misrepresentation.

    SECTION 6.6  Exclusive Remedy.  Article VI of this Agreement contains each indemnified party's sole and exclusive remedy for financial compensation with respect to any claim under this Agreement and any agreement entered into in connection herewith (except with respect to Section 1.2(b) and Section 1.2(c)), but shall not preclude any party from seeking equitable remedies. In calculating losses for the purposes hereof, proper adjustments shall be made to take into account any insurance proceeds actually received by the indemnified party in connection therewith, net of increased costs with respect to insurance premiums of such indemnified party.

    SECTION 6.7  No Recourse Against the Company.  Except as provided in Section 6.3 hereof, on and after the Closing Date, the Seller shall have no claim for indemnification, contribution or other recourse against the Company (all of which hereby are expressly waived by the Seller) in connection with any claim made by the Purchaser against the Seller, whether pursuant to this Article VI or otherwise.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1  Termination.  This Agreement may be terminated at any time prior to the Closing:

      (a) by the mutual written consent of the Seller and the Purchaser; or

      (b) by either the Seller, or the Purchaser, if the Closing shall not have occurred by the earlier of (x) August 10, 2001 and (y) the date that is three days after the first date on which the Closing may occur pursuant to Section 1.3 (the "Termination Date"); provided, however, that (i) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by or on the Termination Date and nothing contained herein shall relieve such party from liability for breach of this Agreement, and (ii) the reference to August 10, 2001 in subsection (x) above shall be automatically changed to October 15, 2001 if (A) the SEC has commented upon the Information Statement or has requested an amendment thereof or information in connection therewith or (B) the failure of the Closing to have occurred by August 10, 2001 is due to the failure of the conditions contained in Section 5.1(d) or the second sentence of Section 5.2(c).

    SECTION 7.2  Waiver.  At any time prior to the Closing, either the Seller or the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either the Seller or Purchaser to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII
GENERAL PROVISIONS

    Section 8.1  Notices.  Any notice, demand, claim, or other communication required or permitted under this Agreement shall be in writing and shall be effectively given only if (i) mailed by United States certified or registered mail, postage prepaid, return receipt requested, (ii) faxed and confirmed by telephone, (iii) sent by a national commercial courier service, return receipt requested, for next day delivery, to be confirmed writing by such courier, or (iv) by hand delivery and confirmed by signed receipt, and shall be deemed to have been given, delivered and received three business days after the same is deposited at a regularly maintained post office of the United States Postal Service, on the next succeeding business day following the date of fax transmission, twenty-four (24) hours after the same is deposited with such a courier service, or upon hand delivery of the same, as applicable, to the parties at the following addresses or fax numbers (or at such other address and fax number as a party may specify by notice to the others, provided that notice of change of address or number shall be effective only upon receipt):

If to the Seller:	CTN Media Group, Inc. 3350 Peachtree Road Suite 1500 Atlanta, Georgia 30326 Attn: Jason Elkin, Chief Executive Officer Fax:
With a copy (which shall not constitute notice) to:	Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E. 1600 Atlanta Financial Center Atlanta, Georgia 30326 Attn: Carl J. Erhardt, Esq. Fax: 404-365-9532
If to Purchaser:	MPM Acquisition, Inc. c/o Schroder Venture Partners LLC 540 Madison Avenue New York, New York 10022 Attn: Monty Yort Fax: 212-735-0702
With a copy (which shall not constitute notice) to:	Debevoise & Plimpton 875 Third Avenue New York, New York 10021 Attn: Margaret A. Davenport, Esq. Fax: 212-909-6836

    SECTION 8.2  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.3  Severability.  If any term or other provision of this Agreement is or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that transactions contemplated hereby are fulfilled to the greatest extent possible.

    SECTION 8.4  Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and undertakings with respect to the subject matter hereof.

    SECTION 8.5  Assignment.  This Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto; provided, however, that (i) the Purchaser shall have the right to assign any or all of the rights, assets or covenants under this Agreement to an affiliate of the Purchaser, provided that the Purchaser shall remain liable for its obligations set forth herein and (ii) the Purchaser may assign its rights to indemnification hereunder to any lender to the Purchaser or the Company as security for obligations to such lender, provided that any such lender agrees in writing to waive any right it may have that it is a "bona fide purchaser". For purposes of this Agreement, the term "affiliate" shall mean a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person.

    SECTION 8.6  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

    SECTION 8.7  "Knowledge" Defined.  As used in the Agreement, the terms "to the knowledge of the Seller or the Company," "to the Seller's or the Company's knowledge," and words of similar import with respect to the Company or the Seller shall include the actual knowledge of certain executives of the Company and the Seller set forth hereafter, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matter at hand. The Company's executives shall consist of Geoffrey Kanter, Andy Sawyer and Greg Anthony (the "Company's Executives"), and the Seller's executives shall consist of Neil Dickson, Jason Elkin and Pat Doran (the "Seller's Executives").

    SECTION 8.8  Amendment.  This Agreement may not be amended, supplemented or modified except by an instrument in writing making specific reference to this Agreement, and signed by the parties hereto.

    SECTION 8.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

    SECTION 8.10  Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

    SECTION 8.11  Governing Law; Binding Arbitration.

      (a) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS.

      (b) Except as otherwise specifically provided herein, all disputes arising under this Agreement shall be submitted to and settled by arbitration before the American Arbitration Association pursuant to the Commercial Arbitration Rules then in effect. Such arbitration shall be held within 120 days from the filing of a demand for arbitration and such arbitration shall be heard before a three-person panel. The arbitration proceeding shall be held in the Atlanta Regional Office of the American Arbitration Association and any award subsequently rendered can be enforced as a judgment in any court of competent jurisdiction. The arbitrators shall award to the prevailing party its reasonable attorney fees, costs of suit and administrative fees.

    [SIGNATURES APPEAR ON NEXT PAGE]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, under seal, as of the date first written above.

"PURCHASER" MPM ACQUISITION, INC.
By:	/s/ W. MONTAGUE YORT
Name: W. Montague Yort Title: President
"SELLER" CTN MEDIA GROUP, INC.
By:	/s/ NEIL H. DICKSON
Name: Neil H. Dickson Title: Executive Vice President
"COMPANY" ARMED FORCES COMMUNICATIONS, INC., d/b/a "MARKET PLACE MEDIA"
By:	/s/ ANDREW T. SAWYER
Name: Andrew Sawyer Title: Chief Financial Officer

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  Exhibit 2.1
TABLE OF CONTENTS STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT
ARTICLE I PURCHASE AND SALE
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE IV COVENANTS
ARTICLE V CONDITIONS TO CLOSING
ARTICLE VI INDEMNIFICATION
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS